UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 25, 2019
T-MOBILE US, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-33409	20-0836269
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

12920 SE 38th Street
Bellevue, Washington		98006-1350
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (425) 378-4000
(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;             Compensatory Arrangements of Certain Officers.

On March 25, 2019, T-Mobile US, Inc. (the “Company”) entered into a second amendment to the amended and restated employment agreement, dated as of December 20, 2017, with J. Braxton Carter, the Company’s Executive Vice President and Chief Financial Officer (the “Carter Amendment”).

The Carter Amendment amends Mr. Carter’s employment agreement to provide that the term of Mr. Carter’s employment thereunder will continue until the first to occur of: (i) December 31, 2019; (ii) if the transactions contemplated by that certain Business Combination Agreement between the Company, Sprint Corporation and certain other parties named therein (collectively, the “Transactions”) close prior to December 31, 2019, the twentieth (20th) day following the first quarterly or annual financial filing made by the combined entity after the closing of the Transactions; or (iii) if, prior to December 31, 2019, the Company publicly announces that the Transactions will not close for any reason, the twentieth (20th) day following the first quarterly or annual financial filing made by the Company after such public announcement.

In addition, the Carter Amendment increases Mr. Carter’s annual base salary to $950,000, effective as of December 16, 2018. The Carter Amendment also provides for certain long-term incentive award grants to be made to Mr. Carter under the Company’s 2013 Omnibus Incentive Plan within 30 days following execution of the Carter Amendment. Mr. Carter is to receive a one-time award of performance-based restricted stock units (“PRSUs”) and a one-time award of time-based restricted stock units (“RSUs”), each for 2,301 shares of Company common stock. These awards are subject to the same vesting schedule and other terms and conditions (including performance goals) applicable to the annual award of PRSUs and RSUs granted to Mr. Carter on February 15, 2019. Mr. Carter will also receive a one-time award of PRSUs with an aggregate value (based on the volume weighted average price of the Company’s common stock during the 90 calendar day-period ending with April 27, 2018) equal to $3,500,000 (the “Special PRSUs”). The Special PRSUs are generally subject to the same terms and conditions as the PRSUs granted to Mr. Carter on February 15, 2018, except that (i) fifty percent (50%) of the Special PRSUs will vest on the earlier of the closing of the Transactions or the third anniversary of April 29, 2018, and (ii) the remaining fifty percent (50%) of the Special PRSUs will vest on the third anniversary of April 29, 2018, subject to Mr. Carter’s continued employment through the applicable vesting date (except as otherwise set forth in his employment agreement and the Special PRSU award agreement).

The Carter Amendment also amends Mr. Carter’s employment agreement to provide that, if Mr. Carter’s employment terminates on December 31, 2019 due to the expiration of his employment term (and (x) the Transactions do not close prior to December 31, 2019 and (y) the Company does not make a public announcement that the Transactions will not close prior to December 31, 2019), then, subject to his timely execution and non-revocation of a release, Mr. Carter will be entitled to receive (i) full vesting of his time-based long-term incentive awards (including any RSUs), and (ii) vesting of his performance-based long-term incentive awards (including any PRSUs) based on actual performance through his termination date.

The foregoing description of the Carter Amendment is qualified in its entirety by the full text of the Carter Amendment, a copy of which will subsequently be filed with the Securities and Exchange Commission (“SEC”).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2019	T-MOBILE US, INC.

	By:	/s/ David A. Miller
David A. Miller
Executive Vice President, General Counsel and Secretary